Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Bush Street, Seventeenth Floor San Francisco, CA 94104	94104
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

OF LIVERAMP HOLDINGS, INC.

(Full title of the plan)

Jerry C. Jones

Chief Ethics and Legal Officer,

Executive Vice President and Assistant Secretary

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Name and address of agent for service)

(866) 352-3267

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Geoffrey D. Neal

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.10 Par Value	5,000,000(1)	$54.47(2)	$272,350,000(2)	$33,008.82(3)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s common stock as reported on the New York Stock Exchange on May 23, 2019.

(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001212 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to employees participating in the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc., as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed or furnished by LiveRamp Holdings, Inc. (the “Company”) with the Commission are incorporated by reference herein:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on May 29, 2019;

(b)	The Company’s current reports on Form 8-K filed with the Commission on April 22, 2019 and May 21, 2019; and

(c)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 1, 2018, including any further amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company against liability they may incur in their capacities as such and to the extent authorized by Delaware corporate law.

Pursuant to the Company’s Amended and Restated Bylaws, the Company may maintain directors’ and officers’ insurance on behalf of the directors and officers of the Company and those serving at the request of the Company as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Company currently has in effect directors’ and officers’ liability insurance and fiduciary liability insurance.

In addition, the Company has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Company will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits furnished as a part of this Registration Statement are listed below.

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 1, 2018, Commission File No. 001-38669, and incorporated herein by reference)

4.2	Amended and Restated Bylaws of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 1, 2018, Commission File No. 001-38669, and incorporated herein by reference)

5.1*	Opinion of Kutak Rock LLP as to the legality of the shares being registered

23.1*	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Powers of Attorney

99.1	Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc. (previously filed as Exhibit 99.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-219839) filed with the Commission on October 2, 2018, and incorporated herein by reference)

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on May 30, 2019.

LIVERAMP HOLDINGS, INC.

By:	/s/ Catherine L. Hughes
Catherine L. Hughes, Corporate Governance Officer & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, as of May 30, 2019:

Signature	Title

/s/ John L. Battelle*	Director
John L. Battelle

/s/ Timothy R. Cadogan*	Director
Timothy R. Cadogan

Director
William T. Dillard II

/s/ Richard P. Fox*	Director
Richard P. Fox

/s/ Jerry D. Gramaglia*	Director, Non-Executive Chairman of the Board
Jerry D. Gramaglia

/s/ William J. Henderson*	Director
William J. Henderson

/s/ Scott E. Howe*	Director, Chief Executive Officer
Scott E. Howe	(principal executive officer)

/s/ Clark M. Kokich*	Director
Clark M. Kokich

/s/ Debora B. Tomlin*	Director
Debora B. Tomlin

/s/ Warren C. Jenson*	Chief Financial Officer
Warren C. Jenson	(principal financial and accounting officer)

*By:	/s/ Catherine L. Hughes
Catherine L. Hughes, Attorney-in-Fact